Exhibit 10.1

ALLIANCE GP, LLC

DIRECTORS ANNUAL RETAINER AND

DEFERRED COMPENSATION PLAN

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ALLIANCE GP, LLC

DIRECTORS ANNUAL RETAINER AND

DEFERRED COMPENSATION PLAN

Preamble

WHEREAS, to help attract and retain highly qualified individuals to serve as members of its Board of Directors, Alliance GP, LLC (the “Company”) desires to adopt a compensation plan for its non-employee directors, which provides for the payment of Annual Retainers and permits them to electively defer all or part of their Annual Retainers in Phantom Units;

NOW, THEREFORE, the Company does hereby adopt the Alliance GP, LLC Directors Annual Retainer and Deferred Compensation Plan (the “Plan”) as set forth herein, effective as of May 15, 2006.

1. DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings indicated:

“Account” means a ledger or notional account established by the Company for a Director pursuant to Section 4.2.

“Annual Retainer” means, with respect to a year, the cash amount of the annual retainer for Directors for such year as established by the Board.

“Beneficiary” means the person(s) designated by a Director, on a form provided by and filed with the Company, to receive any benefits from the Plan payable in the event of his or her death. A Director may change his or her beneficiary designation at any time. If no Beneficiary is designated by the Director or no designated Beneficiary survives the Director, the Beneficiary shall be the Director’s surviving spouse or, if none, his or her estate.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board.

“Common Units” means the Common Units of the Partnership.

“Director” means a member of the Board who is not also an employee of the Company or an affiliate of the Company.

“Fair Market Value” means, as of any applicable date, the average closing sale price (or if unavailable the last reported bid price) of a Common Unit for the ten trading days immediately preceding such date, as reported on the principal exchange or market on which the Common Units are traded as reported in The Wall Street Journal or such other reporting service as approved by the Committee.

“Partnership” means Alliance Holdings GP, L.P.

“Phantom Unit” means a notional Common Unit. A Director shall not possess any rights of a common unitholder of the Partnership with respect to a Phantom Unit.

“Termination” means a Director’s ceasing to be a member of the Board for any reason.

2. ADMINISTRATION

2.1 Committee. The Plan shall be administered by the Committee. The Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, determine a Director’s (or Beneficiary’s) right to a payment, the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Committee shall be final and binding upon all Directors, Beneficiaries and other persons.

3. DIRECTORS

3.1 Directors. Each Director automatically shall be a participant in Section 4.1 of the Plan and may elect to participate in the voluntary deferral program provided by Section 4.2 of the Plan.

4. BENEFITS

4.1 Payment of Annual Retainer. Subject to a deferral election having been made by the Director pursuant to Section 4.2, on the first business day of each calendar quarter beginning after the effective date of the Plan, the Company shall pay each person who is a Director on such date 25% of the Annual Retainer for such year. For the initial short calendar quarter beginning May 15, 2006, such payment shall be equal to 12 1/2% of the Annual Retainer. If a person first becomes a Director during a calendar quarter, such Director shall be paid a prorated amount (based on the number of days remaining in such calendar quarter) of the Annual Retainer otherwise payable for such full calendar quarter as soon as reasonably practical following the date he or she first becomes a Director.

4.2 Elective Deferrals. Before each year that begins after 2006 (with respect to an individual who first becomes a Director during a year that begins after 2006, before the date on which he first becomes a Director), a Director may elect to have the payment of all or a designated portion of his or her Annual Retainer for that year (or remaining part, as the case may be) deferred in Phantom Units until his or her Termination. The election shall be irrevocable for such year and shall be made on a form approved by the Committee. The deferrals shall be taken ratably from each quarterly payment of his Annual Retainer made that year.

4.3 Accounts. The Company shall establish an Account for each Director who has elected to defer payment of all or part of his or her Annual Retainer for a year for the purpose of reflecting the Company’s obligation to later pay the deferred Annual Retainer amount to him pursuant to the Plan.

4.4 Crediting of Accounts. As of the first business day of each calendar quarter during a year (or, if later, the date the individual first becomes a Director), the

Account of each Director who has made a deferral election with respect to his or her Annual Retainer for such year shall be credited with a number of Phantom Units equal to the number of Common Units having a Fair Market Value on the beginning of such calendar quarter equal to the amount of Annual Retainer being deferred for such quarter. With respect to each Phantom Unit credited to an Account, the Account shall be credited periodically with phantom (notional) distributions (e.g., minimum quarterly distributions made by the Partnership) equal in value to the distributions made by the Partnership with respect to a Common Unit. Such phantom distributions shall be credited to the Account as additional Phantom Units on such applicable distribution dates based on the Fair Market Value per Common Unit on the applicable date. Fractional Phantom Units otherwise to be credited to the Account shall be rounded up to a whole Phantom Unit.

4.5 Payment of Accounts. Upon a Director’s Termination, the Company shall pay to such Director (or to his or her Beneficiary in case of the Director’s death) an amount of cash equal to the Fair Market Value (on such Termination date) of the Phantom Units credited to his or her Account. Payment of Accounts shall be made on the first business day following the Director’s Termination, but not later than the end of the calendar year in which the Director’s Termination occurs or, if later, the 15th day of the third month following such Termination.

4.6 Reorganization. Reclassification. Consolidation. Merger, or Sale. Any recapitalization, reorganization, reclassification, split of Common Units, distribution or distribution of securities on Common Units, consolidation or merger of the Partnership, or sale of all or substantially all of the Partnership’s assets or other similar transaction which is effected in such a way that holders of Common Units are entitled to receive (either directly or upon subsequent liquidation) cash, securities or assets with respect to or in exchange for Common Units is referred to herein as an “Organic Change.” Upon the occurrence of an Organic Change, the Committee shall adjust the notional balance of Phantom Units in each Director’s Account to equitably credit the fair value of the change in the Common Units and/or the distributions (of cash, securities or other assets) received or economic enhancement realized by the holders of the Common Units.

4.7 Unforeseeable Emergency. The Committee may accelerate the payment of all or part of a Director’s Account upon its determination that the Director has incurred an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code, to the extent such accelerated payment would not result in the additional 20% tax being imposed on the Director by Section 409A. In addition, the Committee may, to the extent permitted by Section 409A, provide that the Director’s deferral election shall automatically terminate upon any withdrawal due to an unforeseeable emergency.

4.8 Domestic Relations Order. Payment of a Director’s Account may be made necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code), to the extent such payment is permitted by Section 409A and the regulations thereunder.

5. GENERAL PROVISIONS

5.1 Unfunded Obligation. The amounts to be paid to Directors pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company (on one hand) and a Director (on the other hand), or otherwise create any vested or beneficial interest in any Director or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Directors (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

5.2 Incapacity of Director or Beneficiary. If the Committee finds that any Director or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Director or Beneficiary or to any person whom the Committee has determined has incurred expense for such Director or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

5.3 Nonassignment. The right of a Director or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

5.4 Termination and Amendment. Subject to the following, the Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. No amendment, suspension or termination of the Plan may impair the right of a Director or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

Upon termination of the Plan, all Accounts shall be paid subject to the following: (1) all arrangements of the Company and those entities that would be aggregated with the Company for purposes of Section 409A of the Code, if the same Director participated in all of the arrangements, are terminated, (2) no payment other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (3) all payments are made within 24 months of the termination of the arrangements, and (4) the Company and such affiliates do not, within five years following the termination, adopt a new arrangement that would be aggregated within any of the terminated arrangements if the same Director participated in both arrangements.

In addition to the above, all Accounts shall be paid, as determined by the Committee, upon the termination of the Plan within the 30 days preceding or 12 months following a “change in control event” (as defined in regulations under Section 409A), provided that all substantially similar arrangements of the Company and such affiliates are terminated and all participants under all substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the termination of the arrangements.

Notwithstanding anything herein to the contrary, the Plan shall be construed and operated in such manner as necessary to comply with Section 409A and the applicable regulations issued thereunder.

5.5 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Delaware.

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